                                                                    EXHIBIT 99.6



                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20429


                                    FORM F-4


                    QUARTERLY REPORT UNDER SECTION 13 OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                 For the fiscal quarter ended September 30, 1997
                     F.D.I.C. Insurance Certificate No. 23290

                              MEDFORD SAVINGS BANK
                (Exact name of bank as specified in its charter)

                                  MASSACHUSETTS
         (State or other jurisdiction of incorporation or organization)

                                   04-1609330
                      (IRS Employer Identification Number)


                     29 HIGH STREET, MEDFORD, MASSACHUSETTS
                     (Address of principal executive office)

                                      02155
                                   (Zip Code)

                                 (617) 395-7700
                 (Bank's telephone number, including area code)

                                       N/A
         (Former name, former address and former fiscal year if changed since last report)

         Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                             YES    X                 NO
         The number of shares outstanding of the Bank's common stock as of November 7, 1997 - 4,541,148

                                               TABLE OF CONTENTS



ITEM 1  -  FINANCIAL STATEMENTS                                                                           PAGE

                      Consolidated Balance Sheets............................................................1

                      Consolidated Statements of Income ...................................................2-5

                      Consolidated Statements of Changes in Stockholders' Equity.............................6

                      Consolidated Statements of Cash Flows................................................7-8

                      Notes to Consolidated Financial Statements.............................................9




ITEM 2  -  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS

                      General Financial Condition........................................................10-18

                      Results of Operations..............................................................19-23

                      Liquidity and Capital Resources....................................................24-25

                      Asset and Liability Management........................................................26

                      Impact of Inflation...................................................................26

                      Other Events..........................................................................27

                      Signatures............................................................................28

                                                        MEDFORD SAVINGS BANK
                                                     CONSOLIDATED BALANCE SHEETS

                                                                                               September 30,            December 31,
                                                                                                   1997                     1996
                                                                                               ------------------------------------
                                                                                                        (In thousands)
ASSETS
  Cash and due from banks                                                                      $    11,439              $    11,900
  Short-term investments                                                                             5,605                    4,529
                                                                                               -----------              -----------

    Cash and cash equivalents                                                                       17,044                   16,429
                                                                                               -----------              -----------

  Investment securities                                                                            472,606                  424,966

  Loans                                                                                            586,784                  568,086
    Less allowance for loan losses                                                                  (6,601)                  (7,231)
                                                                                               -----------              -----------
      Loans, net                                                                                   580,183                  560,855
                                                                                               -----------              -----------

  Foreclosed real estate, net                                                                          214                      276
  Banking premises and equipment, net                                                               10,966                   10,896
  Accrued interest receivable                                                                        9,385                    9,291
  Other assets                                                                                      15,947                   16,385
                                                                                               -----------              -----------

TOTAL ASSETS                                                                                   $ 1,106,345              $ 1,039,098
                                                                                               ===========              ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits                                                                                     $   824,183              $   792,141
  Short-term borrowings                                                                             64,509                   80,817
  Long-term debt                                                                                   112,439                   67,647
  Accrued taxes and expenses                                                                         3,710                    3,701
  Other liabilities                                                                                  1,766                    2,271
                                                                                               -----------              -----------

    Total liabilities                                                                            1,006,607                  946,577
                                                                                               -----------              -----------

Stockholders' equity:
  Serial preferred stock, $.50 par value, 5,000,000 shares authorized;
    none issued;                                                                                        --                       --
  Common stock, 15,000,000 shares authorized;
    $.50 par value, 4,541,148 and 4,534,648 shares issued, respectively                              2,271                    2,267
  Additional paid-in capital                                                                        28,924                   28,848
  Retained earnings                                                                                 67,815                   61,634
                                                                                               -----------              -----------
                                                                                                    99,010                   92,749

  Net unrealized gain (loss) on securities available
   for sale, after tax effects                                                                         728                     (228)
                                                                                               -----------              -----------

    Total stockholders' equity                                                                      99,738                   92,521
                                                                                               -----------              -----------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $ 1,106,345              $ 1,039,098
                                                                                               ===========              ===========

See accompanying notes to consolidated financial statements

                              MEDFORD SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME



                                                                 Three Months Ended
                                                                    September 30,
                                                               1997               1996
                                                              ------------------------
                                                                (Dollars in thousands,
                                                              except per share amounts)
Interest and dividend income:
  Interest and fees on loans                                  $11,638          $10,823
  Interest on debt securities                                   7,221            6,067
  Dividend income                                                 204              186
  Interest on short-term investments                               51               63
                                                              -------          -------

     Total interest and dividend income                        19,114           17,139
                                                              -------          -------

Interest expense:
  Interest on deposits                                          8,104            7,610
  Interest on short-term borrowings                               817              525
  Interest on long-term debt                                    1,664              956
                                                              -------          -------

     Total interest expense                                    10,585            9,091
                                                              -------          -------

Net interest income                                             8,529            8,048
Provision for loan losses                                          --               45
                                                              -------          -------

Net interest income, after provision for loan losses            8,529            8,003
                                                              -------          -------

Other income:
  Customer service fees                                           504              536
  Gain on sales of securities, net                                119               85
  Miscellaneous                                                   140              121
                                                              -------          -------

     Total other income                                           763              742
                                                              -------          -------

Operating expenses:
  Salaries and employee benefits                                2,589            2,467
  Occupancy and equipment                                         571              498
  Data processing                                                 354              438
  Professional fees                                               188              245
  Amortization of intangibles                                     302              312
  Advertising and marketing                                       156              177
  Other general and administrative                                636              458
                                                              -------          -------

     Total operating expenses                                   4,796            4,595
                                                              -------          -------

Income before income taxes                                      4,496            4,150
Provision for income taxes                                      1,786            1,646
                                                              -------          -------

     Net income                                               $ 2,710          $ 2,504
                                                              =======          =======


                                      (CONTINUED)

See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (concluded)

                                                      Three Months Ended
                                                        September 30,
                                                    1997              1996
                                                  --------------------------
Earnings per share:
  Primary                                             $0.57            $0.53
  Fully diluted                                       $0.57            $0.53

Cash dividends declared  per share                    $0.18            $0.17

Weighted average shares outstanding
  Primary                                         4,774,826        4,722,614
  Fully diluted                                   4,789,064        4,727,521

See accompanying notes to consolidated financial statements.

                                 MEDFORD SAVINGS BANK
                          CONSOLIDATED STATEMENTS OF INCOME



                                                              Nine Months Ended
                                                                September 30,
                                                            1997            1996
                                                          -------------------------
                                                            (Dollars in thousands,
                                                           except per share amounts)
Interest and dividend income:
  Interest and fees on loans                                $34,439        $32,342
  Interest on debt securities                                20,749         17,719
  Dividend income                                               524            494
  Interest on short-term investments                            157            392
                                                            -------        -------

     Total interest and dividend income                      55,869         50,947
                                                            -------        -------

Interest expense:
  Interest on deposits                                       23,286         22,846
  Interest on short-term borrowings                           2,783          1,690
  Interest on long-term debt                                  4,396          2,328
                                                            -------        -------

     Total interest expense                                  30,465         26,864
                                                            -------        -------

Net interest income                                          25,404         24,083
Provision for loan losses                                       125            195
                                                            -------        -------

Net interest income, after provision for loan losses         25,279         23,888
                                                            -------        -------

Other income:
  Customer service fees                                       1,491          1,643
  Gain on sales of securities, net                              792            280
  Gain on sales of loans, net                                   306             --
  Miscellaneous                                                 463            472
                                                            -------        -------

     Total other income                                       3,052          2,395
                                                            -------        -------

Operating expenses:
  Salaries and employee benefits                              7,683          7,303
  Occupancy and equipment                                     1,726          1,482
  Data Processing                                             1,053          1,233
  Professional fees                                             451            519
  Amortization of intangibles                                   908            944
  Advertising and marketing                                     457            507
  Other general and administrative                            1,709          1,538
                                                            -------        -------

     Total operating expenses                                13,987         13,526
                                                            -------        -------

Income before income taxes                                   14,344         12,757
Provision for income taxes                                    5,711          5,020
                                                            -------        -------

     Net income                                             $ 8,633        $ 7,737
                                                            =======        =======

                                     (CONTINUED)

See accompanying notes to consolidated financial statements.


                                          4

                              MEDFORD SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (concluded)

                                                        Nine Months Ended
                                                          September 30,
                                                     1997             1996
                                                  -----------------------------

Earnings per share:
  Primary                                             $1.81            $1.64
  Fully diluted                                       $1.80            $1.64

Cash dividends declared  per share                    $0.54            $0.51

Weighted average shares outstanding
  Primary                                         4,761,769        4,716,544
  Fully diluted                                   4,788,089        4,725,277

See accompanying notes to consolidated financial statements.

                                       MEDFORD SAVINGS BANK
                    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                                                      Net Unrealized
                                                                    Additional                        Gain (Loss)on
                                                     Common           Paid-in          Retained         Securities
                                                      Stock           Capital          Earnings      Available for Sale      Total
                                                      -----           -------          --------      ------------------      -----
                                                                                     (In thousands)

Balance at December 31, 1996                         $  2,267         $ 28,848         $ 61,634          $   (228)         $ 92,521
Net income                                                 --               --            8,633                               8,633
Issuance of common stock under
       stock option plan and related income
       tax benefits                                         4               76               --                --                80
Cash dividends declared ($.54 per share)                   --               --           (2,452)               --            (2,452)
Change in net unrealized gain (loss) on
       securities available for sale, after
       tax effects                                         --               --               --               956               956
                                                     --------         --------         --------          --------          --------

Balance at September 30, 1997                        $  2,271         $ 28,924         $ 67,815          $    728          $ 99,738
                                                     ========         ========         ========          ========          ========
                                                                                                      Net Unrealized
                                                                    Additional                        Gain (Loss)on
                                                     Common           Paid-in          Retained         Securities
                                                      Stock           Capital          Earnings      Available for Sale      Total
                                                      -----           -------          --------      ------------------      -----
                                                                                     (In thousands)

Balance at December 31, 1995                         $  2,212         $ 27,642         $ 54,966          $  1,256          $ 86,076
Net income                                                 --               --            7,737                --             7,737
Issuance of common stock under
       stock option plan and related
         income tax benefits                               55            1,143               --                --             1,198
Cash dividends declared ($.51 per share)                   --               --           (2,310)               --            (2,310)
Change in net unrealized gain (loss)
       on securities available for sale,
       after tax effects                                   --               --               --            (2,166)           (2,166)
                                                     --------         --------         --------          --------          --------

Balance at September 30, 1996                        $  2,267         $ 28,785         $ 60,393          $   (910)         $ 90,535
                                                     ========         ========         ========          ========          ========


See accompanying notes to consolidated financial statements.


                                                                  6

                                               MEDFORD SAVINGS BANK
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Nine Months Ended
                                                                                          September 30,
                                                                                    1997                  1996
                                                                                   ------------------------------
                                                                                          (In thousands)

Cash flows from operating activities:                                              $   8,633           $   7,737
  Net income
    Adjustments to reconcile net income to net cash provided by operating activities:
          Provisions for loan losses                                                     125                 195
          Depreciation and amortization, net                                           1,721               1,651
          Foreclosed real estate (gains), losses and provisions, net                     (22)                 31
          Gain on sales of securities, net                                              (792)               (280)
          Gain on sales of loans, net                                                   (306)                 --
          Loss on sale of fixed assets                                                    53                  41
          Decrease in accrued interest receivable and other assets                    (1,170)               (448)
          Increase (decrease) in accrued taxes and expenses
            and other liabilities                                                         90                (771)
                                                                                   ---------           ---------

          Net cash provided by operating activities                                    8,332               8,156
                                                                                   ---------           ---------

Cash flows from investing activities:
  Maturities of investment securities available for sale                              43,685              19,020
  Purchases of investment securities available for sale                             (147,094)           (117,089)
  Sales of investment securities available for sale                                   19,428              36,840
  Maturities of investment securities held to maturity                                34,034              40,786
  Purchases of investment securities held to maturity
    and FHLBB stock                                                                     (740)            (34,611)
  Principal amortization of mortgage-backed investments                                5,427               3,571
  Proceeds from sale of loans                                                         11,613                  --
  Loans originated and purchased, net of amortization and payoffs                    (31,127)            (14,053)
  Purchases of bank premises and equipment, net                                         (842)               (580)
  Sales of, and principal payments received on,
    foreclosed real estate                                                               425                 300
                                                                                   ---------           ---------

          Net cash used in investing activities                                      (65,191)            (65,816)
                                                                                   ---------           ---------


                                                   (continued)

See accompanying notes to consolidated financial statements.

                                    MEDFORD SAVINGS BANK
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (CONCLUDED)

                                                                       Nine Months Ended
                                                                         September 30,
                                                                   1997                 1996
                                                                 ---------------------------
                                                                         (In thousands)
Cash Flows from financing activities:
  Net increase (decrease) in deposits                              32,042             (2,157)
  Net increase (decrease) in borrowings with maturities
    of three months or less                                       (16,308)            20,136
  Proceeds from long-term debt                                     44,792             30,500
  Issuance of common stock                                             34                674
  Cash dividends paid                                              (3,086)            (2,735)
                                                                 --------           --------

          Net cash provided by financing activities                57,474             46,418
                                                                 --------           --------

Net change in cash and cash equivalents                               615            (11,242)

Cash and cash equivalents, beginning of period                     16,429             28,770
                                                                 --------           --------

Cash and cash equivalents, end of period                         $ 17,044           $ 17,528
                                                                 ========           ========

See accompanying notes to consolidated financial statements.

                              MEDFORD SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996



NOTE 1.  BASIS OF PRESENTATION

          Certain amounts have been reclassified in the September 30, 1996 financial statements to conform to the 1997 presentation.

          The consolidated interim financial statements of Medford Savings Bank (the "Bank") and subsidiary presented herein are intended to be read in conjunction with the consolidated financial statements presented in its annual report for the year ended December 31, 1996.

          The consolidated financial information for the three and nine months ended September 30, 1997 and 1996 is unaudited; however, in the opinion of management, the consolidated financial information reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation in accordance with generally accepted accounting principles. Interim results are not necessarily indicative of results to be expected for the entire year.

NOTE 2.  STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

          Primary earnings per share computations include common stock and dilutive common stock equivalents attributable to outstanding stock options. Fully diluted earnings per share computations reflect the higher market price of the Bank's common stock at the end of the period, if applicable, and assume further dilution applicable to outstanding stock options.

NOTE 3.  COMMITMENTS

          At September 30, 1997 the Bank had outstanding commitments to originate new residential and commercial real estate mortgage loans of approximately $20.2 million, which are not reflected on the consolidated balance sheet. Unadvanced funds on equity lines were $24.3 million, unadvanced construction loan funds were $8.0 million, and unadvanced funds on commercial lines of credit were $8.8 million at September 30, 1997.


                (Remainder of this page intentionally left blank)

       ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


GENERAL

This form F-4 contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Bank's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general national or regional economic conditions, changes in loan default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, and changes in the assumptions used in making such forward-looking statements.

Consolidated net income was $2.7 million, or $.57 per share for the three months ended September 30, 1997, an 8% increase when compared to $2.5 million or $.53 per share for the same quarter in 1996. For the third quarter of 1997, the annualized return on assets was 0.98% and the annualized return on equity was 10.98%, compared to 1.01% and 11.30% for the comparable period in 1996.

Consolidated net income for the nine months ended September 30, 1997 was $8.6 million or $1.81 per share ($1.80 per share on a fully diluted basis) reflecting a 12% increase when compared to $7.7 million or $1.64 per share for the comparable period last year. The annualized return on assets was 1.08% and the annualized return on equity was 12.13% for the nine months ended September 30, 1997, compared to 1.06% and 11.76% for the comparable period in 1996.

The increases in earnings for the three and nine months ended September 30, 1997 was the result, in large part, of improved net interest income due to an increase in average earning assets, a reduction in the provision for loan losses due to positive credit quality trends, and an increase in net gains on the sale of securities and loans in the second quarter.

Net interest income totalled $8.5 million for the quarter ended September 30, 1997, with a net interest margin of 3.29%, compared to $8.0 million and a net interest margin of 3.42% for the quarter ended September 30, 1996. Net interest income for the nine months ended September 30, 1997 totalled $25.4 million with a net interest margin of 3.29%, compared with $24.1 million and a net interest margin of 3.42% for the same prior year period.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                                   (CONTINUED)


Total operating expenses increased $201,000 or 4.4% when comparing the three months ended September 30, 1997 to the same period in 1996. Included in this increase was approximately $100,000 of expenses related to the formation of a holding company for the Bank. Year-to-date operating expenses increased $461,000 or 3.4% when comparing the nine months ended September 30, 1997 to the same prior year period.

The provision for loan losses for the nine months ended September 30, 1997 was $125,000 compared with $195,000 for the nine months ended September 30, 1996. Total non-performing assets were $3.0 million or 0.27% of total assets at September 30, 1997, compared to $3.7 million or 0.36% of total assets at December 31, 1996. The allowance for loan losses at September 30, 1997 was $6.6 million, representing 219% of non-performing assets and 1.12% of total loans. At December 31, 1996, the allowance for loan losses was $7.2 million representing 196% of non-performing assets and 1.27% of total loans. Other real estate owned decreased to $214,000 at September 30, 1997 from $276,000 at December 31, 1996.

The Bank had total assets of $1.1 billion and deposits of $824.2 million at September 30, 1997, and the capital to assets ratio was 9.02%, exceeding all regulatory requirements. When comparing balances from December 31, 1996, investment securities increased $47.6 million or 11.2% to $472.6 million, total loans increased $18.7 million or 3.3% to $586.8 million, and deposits and borrowings increased $60.5 million, or 6.4% to $1.0 billion.

A more detailed discussion and analysis of the Bank's financial condition and results of operations follows.

             (The remainder of this page intentionally left blank.)

INVESTMENT SECURITIES
Investment securities consist of the following:

                                                               September 30,    December 31,
                                                                   1997             1996
                                                                   ----             ----
                                                                     (In thousands)

Securities available for sale, at fair value                     $349,084         $268,379
Securities held to maturity, at amortized cost                    116,786          150,591
Restricted equity securities:
     Federal Home Loan Bank stock                                   5,622            4,882
     Massachusetts Savings Bank Life Insurance stock                1,114            1,114
                                                                 --------         --------
                                                                 $472,606         $424,966
                                                                 ========         ========

The amortized cost and fair value of investment securities, excluding restricted securities, at September 30, 1997, and December 31, 1996 with gross unrealized gains and losses, follows:

                                                                                     September 30, 1997
                                                           -------------------------------------------------------------------------
                                                                                  Gross                Gross
                                                           Amortized           Unrealized            Unrealized               Fair
                                                             Cost                 Gains                Losses                 Value
                                                                                        (In thousands)
Securities Available for Sale

Debt securities:

  State and municipal                                      $     23               $   --               $  --                $     23
  Mortgage - backed                                          84,983                  276                  --                  85,259
  U.S. Government and
    federal agency                                           92,304                  266                (471)                 92,099
  Other                                                     164,607                  995                (133)                165,469
                                                           --------               ------               -----                --------
     Total debt securities                                  341,917                1,537                (604)                342,850
Marketable equity
    securities                                                6,007                  285                 (58)                  6,234
                                                           --------               ------               -----                --------
     Total securities
       available for sale                                  $347,924               $1,822               $(662)               $349,084
                                                           ========               ======               =====                ========
Securities Held to Maturity

U.S. Government
  and federal agency                                       $108,027               $  378               $ (79)               $108,326
Other                                                         8,759                   26                  --                   8,785
                                                           --------               ------               -----                --------

Total securities
   held to maturity                                        $116,786               $  404               $ (79)               $117,111
                                                           ========               ======               =====                ========


                                                                 12

                                                                                     December 31, 1996
                                                           -------------------------------------------------------------------------
                                                                                  Gross                Gross
                                                           Amortized           Unrealized            Unrealized               Fair
                                                             Cost                 Gains                Losses                 Value
                                                                                        (In thousands)
Securities Available for Sale

Debt securities:
  State and municipal                                       $     88              $    1              $    --               $     89
  Mortgage - backed                                           28,101                  82                 (369)                27,814
  U.S. Government and
    federal agency                                            83,301                 280                 (930)                82,651
  Other                                                      150,774                 745                 (350)               151,169
                                                            --------              ------              -------               --------
     Total debt securities                                   262,264               1,108               (1,649)               261,723
Marketable equity securities                                   6,538                 236                 (118)                 6,656
                                                            --------              ------              -------               --------
     Total securities
        available for sale                                  $268,802              $1,344              ($1,767)              $268,379
                                                            ========              ======              =======               ========

Securities Held to Maturity

U.S. Government
  and federal agency                                        $141,868              $  522              $  (299)              $142,091
Other                                                          8,723                  32                   --                  8,755
                                                            --------              ------              -------               --------

Total securities
  held to maturity                                          $150,591              $  554              $  (299)              $150,846
                                                            ========              ======              =======               ========

The amortized cost and fair value of debt securities by contractual maturity at September 30, 1997 is as follows:

                                                                           September 30, 1997
                                                  ---------------------------------------------------------------------

                                                     Available for Sale                        Held to Maturity

                                                 Amortized          Fair                   Amortized            Fair
                                                   Cost             Value                     Cost              Value
                                                  -------         --------                   --------         --------
                                                                            (In thousands)

Within 1 year                                    $ 43,560         $ 43,687                   $ 75,681         $ 75,796
After 1 year through 5 years                      213,374          213,904                     41,105           41,315
                                                  -------         --------                   --------         --------
                                                  256,934          257,591                    116,786          117,111

Mortgage - backed securities                       84,983           85,259                          -                -
                                                 --------         --------                   --------         --------
                                                 $341,917         $342,850                   $116,786         $117,111
                                                 ========         ========                   ========         ========


                                                          13

The amortized cost and fair value of debt securities by contractual maturity at December 31, 1996 is as follows:

                                                                           December 31, 1996
                                                  ---------------------------------------------------------------------
                                                     Available for Sale                        Held to Maturity
                                                 -------------------------                 ----------------------------
                                                 Amortized          Fair                   Amortized            Fair
                                                   Cost             Value                     Cost              Value
                                                  -------         --------                   --------         --------
                                                                            (In thousands)

Within 1 year                                    $ 49,839         $ 50,084                   $ 46,871         $ 47,068
After 1 year through 5 years                      175,259          174,979                    103,720          103,778
After 5 years through 10 years                      9,065            8,846                      -                 -
                                                 --------         --------                   --------         --------
                                                  234,163          233,909                    150,591          150,846

Mortgage - backed securities                       28,101           27,814                      -                 -
                                                 --------         --------                   --------         --------
                                                 $262,264         $261,723                   $150,591         $150,846
                                                 ========         ========                   ========         ========

Investment securities increased $47.6 million from $425.0 million at December 31, 1996 to $472.6 million at September 30, 1997. To improve the investment portfolio yield, management implemented a program of replacing U.S. Treasury securities as they matured or were sold, with mortgage-backed securities and corporate bonds. In addition to the sale of $11 million in student loans, borrowings from various sources were utilized to fund investment purchases. At September 30, 1997, the securities portfolio classified as "available for sale" reflected a $1.2 million appreciation in market value as a result of fluctuations in interest rates. In accordance with the Bank's asset-liability management strategies, investment securities are generally short-term with maturities of five years or less.


             (The remainder of this page intentionally left blank.)

LOANS

     A summary of the Bank's outstanding loan balances follows:

                                       September 30,        December 31,
                                           1997                1996
                                         ---------           ---------
                                                 (In thousands)
 Mortgage loans on real estate:
   Residential 1-4 family                $ 400,836           $ 380,627
   Commercial                              121,947             123,158
   Construction                             19,398              18,155
   Second mortgages                          1,642               1,928
   Equity lines of credit                   22,326              21,169
                                         ---------           ---------
                                           566,149             545,037

Less: Unadvanced construction
               loan funds                   (8,043)             (9,436)
                                         ---------           ---------

                                           558,106             535,601
                                         ---------           ---------
Other loans:
   Commercial loans                         15,921              11,014
   Personal loans                            2,296               2,219
   Education and other                       9,387              18,329
                                         ---------           ---------
                                            27,604              31,562
                                         ---------           ---------

Add: Premium on loans acquired                 285                 354
     Net deferred fees                         789                 569
                                         ---------           ---------
Total loans                                586,784             568,086

Less: Allowance for loan losses             (6,601)             (7,231)
                                         ---------           ---------
   Loans, net                            $ 580,183           $ 560,855
                                         =========           =========

Loans experienced a modest increase for the nine months ended September 30, 1997, principally in residential 1-4 family and commercial loans. Residential 1-4 family loans increased $20.2 million or 5.3%, with approximately 37% of the increase in 15 year fixed rate, and 63% in adjustable rate mortgages. The increase in commercial loans of 44.6% is the result of intensified marketing efforts for asset-based lending opportunities. The Bank sold $11 million of education loans in the second quarter of 1997 and recorded a net gain on sale of $306,000. It is the Bank's intention to sell education loans in the repayment stage as conditions warrant. All other loan categories remained stable from December 31, 1996 as new loan originations replaced amortization and payoffs for the period. The Bank continues to experience intense competition for loans within its geographic region despite improvement in the regional economy.

NON-PERFORMING ASSETS

Total non-performing assets were $3.0 million at September 30, 1997, compared with $3.7 million at December 31, 1996.

The principal balance of non-accrual loans was $2.8 million, or 0.25% of total assets, at September 30, 1997, compared to $3.4 million, or 0.33% of total assets, at December 31, 1996. Foreclosed real estate totaled $214,000 at September 30, 1997 compared to $276,000 at December 31, 1996. It is the Bank's general policy to place on non-accrual status all loans when they become 90 days contractually delinquent or the collectability of principal or interest payments becomes doubtful. Interest accrual ceases, and all previously accrued but unpaid interest is reversed when a loan is placed on non-accrual status.

In accordance with SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a borrower will be unable to meet the scheduled payments of principal or interest when due according to the original terms of the contractual loan agreement. The principal balance of impaired loans was $2.2 million, all of which were included in the balance of non-accrual loans at September 30, 1997. The allowance for loan losses allocated to impaired loans at September 30, 1997 was $141,000.

ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses for the periods indicated is as follows:

                                                                    Nine Months Ended
                                                        --------------------------------------------
                                                        September 30,                  September 30,
                                                             1997                           1996
                                                            ------                         -----
                                                                      (In thousands)
Balance at the beginning
   of the period                                          $  7,231                        $  7,466
Provisions                                                     125                             195
Recoveries                                                      59                             106
Less: Charge-offs                                             (814)                          ( 368)
                                                          --------                       ----------

Balance at the end of the period                          $  6,601                        $  7,399
                                                          ========                        ========

The allowance for loan losses is established through a provision for loan losses charged through the statement of income. Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based on management's evaluation of the amount required to absorb estimated losses inherent in the loan portfolio after weighing various factors. Among the factors that management considers are the quality of specific loans, risk characteristics of the loan portfolio generally, the level of non-performing loans, current economic conditions, trends in delinquency, and charge-offs, and the value of the underlying collateral. Ultimate loan losses may vary significantly from current estimates.

The allowance for loan losses was $6.6 million at September 30, 1997, representing a 235.8% reserve coverage of non-accrual loans and 1.12% of total loans. At December 31, 1996, the allowance for loan losses was $7.2 million representing a 210.3% reserve coverage of non-accrual loans and 1.27% of total loans.

Management considers the allowance for loan losses to be adequate at September 30, 1997, although there can be no assurance that the allowance is adequate or that additional provisions to the allowance for loan losses will not be necessary.


DEPOSITS

Total deposits increased $32.0 million from December 31, 1996 levels to $824.2 million at September 30, 1997. The Bank's strategy has been to maintain stable deposit rates and to grow deposit levels through selective core deposit and term deposit promotions. To retain core deposits, the Bank has been promoting the "ComboPlus" account which combines a statement savings and a demand account into one convenient account. This account has contributed to an increase in savings and demand deposits. The Bank put in place a special two-year term certificate promotion during the first six months of 1997 intended to extend deposit maturities and attract new customer accounts. As a result of this promotion, term certificates of deposit increased $23.9 million. Money market deposits increased from December 31, 1996 as the Bank continues to offer competitive rates to attract new corporate accounts.

The following table indicates the balances in various deposit accounts at the dates indicated.

                                        September 30,             December 31,
                                            1997                      1996
                                           ------                    -----
                                                    (In thousands)

Demand accounts                           $ 43,029                  $ 40,124
NOW accounts                                58,621                    60,839
Savings & money market accounts            323,260                   315,771
Term certificates                          399,273                   375,407
                                          --------                  --------
                                          $824,183                  $792,141
                                          ========                  ========

BORROWED FUNDS

The Bank has selectively engaged in long-term borrowings to fund loans and mortgage-backed securities, and has entered into short-term repurchase agreements to fund investment securities purchases. Total borrowed funds increased to $176.9 million at September 30, 1997 from $148.5 million at December 31, 1996, reflecting management's decision to utilize borrowings as a supplement to current deposit activity levels. The Bank took advantage of relatively low interest rates to shift from short-term into long-term borrowings which were employed to fund the residential loan portfolio and purchases of mortgage-backed securities.


STOCKHOLDERS' EQUITY

The Bank's capital to assets ratio was 9.02% at September 30, 1997 compared with 8.90% at December 31, 1996.

The FDIC imposes capital guidelines on the Bank. In addition to the capital ratio described above, the guidelines define core or "tier 1" capital and supplementary or "tier 2" capital and assign weights to broad categories of assets and certain off-balance sheet items. Ratios of tier 1 and tier 1 plus tier 2 capital to risk-weighted assets are then calculated. To be considered adequately capitalized, Banks must maintain a tier 1 risk-based capital ratio of 4.00% and a total risk-based capital ratio of 8.00%. At September 30, 1997, the Bank's tier 1 capital to risk-weighted assets was 14.85% and the Bank's tier 1 plus tier 2 capital, or total to risk-weighted assets was 15.90%.

Massachusetts-chartered savings banks insured by the FDIC are required to maintain a leverage capital (tier 1 capital) to assets ratio of 3.00% to 5.00% of total assets, as adjusted, depending on the individual bank's examination rating. At September 30, 1997, the Bank's leverage capital ratio was 8.53% as defined by the FDIC. As a result of the foregoing leverage and risk-based capital ratios, the Bank is considered "well capitalized" under the FDIC's prompt corrective action guidelines.

Book value at September 30, 1997 was $21.96 per share, compared with $20.40 per share at December 31, 1996.

                              RESULTS OF OPERATIONS


NET INTEREST INCOME

Interest and dividend income from loans and investments increased 11.5%, or $2.0 million, to $19.1 million for the third quarter in 1997 when compared to the same quarter in 1996. Average earning assets increased $100.7 million, or 10.6%, when comparing the third quarter of 1997 to the third quarter of 1996, with $69.2 million coming from short and long-term investment securities and $31.5 million coming from loans. The yield on earning assets increased to 7.27% from 7.21% and was the result of higher yields in all earning assets categories. The yield on investment securities increased to 6.32% from 6.25%, reflecting the purchase and reinvestment of additional higher yielding investment securities such as mortgage-backed securities and corporate bonds. Investments contributed $1.2 million of additional interest and dividend income when comparing the third quarter of 1997 to the third quarter of 1996. The increase in the average balance of loans, coupled with an increase in the weighted average yield on loans to 8.06% from 7.93%, contributed $815,000 of additional interest. An increase in 1-4 family mortgage loan volume contributed $595,000, commercial real estate contributed $141,000, and commercial loans contributed $131,000, respectively, to the increase in interest income on loans. Interest income on consumer loans decreased $52,000 when compared to the prior year period as a result of the sale of student loans.

Total interest expense for the three months ended September 30, 1997 was $10.6 million reflecting an increase of $1.5 million or 16.4% over the same period in 1996. This was principally due to an increase of $91.2 million in average interest bearing liabilities over the comparable prior year period. This increase can be attributed to the average balance in deposits increasing $25.7 million, and the average balance in borrowed funds increasing $65.5 million. The Bank experienced migration from the lower rate passbook savings deposit into the higher rate "ComboPlus" statement savings deposit. This coupled with an increase in the rate paid on high balance money market accounts increased the overall cost of deposits 11 basis points to 4.10%. To manage interest expense on deposits, the Bank elected not to offer premium term deposit products during the quarter. Interest expense on deposits increased $494,000 when comparing the three months ended September 30, 1997 to the three months ended September 30, 1996. As short-term borrowings matured, they were replaced with longer term FHLBB borrowings to fund the growth in the residential loan portfolio. Repurchase agreements at favorable rates were used to fund increases in the investment portfolio. Interest expense on borrowed funds increased $1.0 million in the third quarter of 1997 when compared to the third quarter in 1996. The overall cost of interest bearing liabilities increased to 4.41% from 4.20% when comparing the two quarters.

Net interest income increased $481,000 or 6.0% to $8.5 million when comparing the third quarter in 1997 to the same quarter in 1996 despite a decline in the interest rate spread and net interest margin. This is primarily due to increased levels of earning assets. While the yield on earning assets increased 6 basis points when comparing the third quarter in 1997 to the third quarter in 1996, this increase was more than offset by a 21 basis point increase in the cost of interest bearing liabilities. This resulted in a reduction

                              RESULTS OF OPERATIONS
                                   (CONTINUED)


of the net interest margin and interest rate spread to 3.29% and 2.86%, respectively, for the three months ended September 30, 1997, compared with 3.42% and 3.01% for the three months ended September 30, 1996.


Interest and dividend income from loans and investments for the first nine months of 1997 totalled $55.9 million, an increase of $4.9 million or 9.7% from the same prior year period. The increase in average earning assets of $90.9 million, or 9.7%, can be attributed to a $56.4 million increase in short and long-term investment securities, and a $34.5 million increase in loans. The yield on earning assets remained unchanged at 7.23% for the nine months ended September 30, 1997 and 1996. An increase in the yield on investment securities from 6.21% to 6.26%, in addition to higher average balances, contributed $2.8 million of additional interest income over the prior year period. Interest income on loans for the nine months ended September 30, 1997 increased $2.1 million over the same prior year period. Interest income for the nine months ended September 30, 1996 was positively impacted by a $171,000 recovery of commercial real estate loan income on a loan that had been previously charged-off in a prior period.

Total interest expense increased $3.6 million or 13.4% over the comparable period in 1996 to $30.5 million for the nine months ended September 30, 1997. The increase is principally due to increased levels of borrowed funds. An increase over the comparable period in 1996 of $69.3 million for the average balance in borrowings, in addition to a 18 basis point increase in the rate paid, increased interest expense on borrowed funds by $3.2 million. The weighted average rate paid on deposits increased to 4.04% from 4.03% in the comparable prior year period. The Bank continues to focus on increasing core deposit accounts. As a result, pricing strategies were implemented increasing certain core deposit product rates while lowering term certificate rates. The increase in the weighted average rate paid on deposits is principally due to disintermediation from the lower rate passbook savings into the higher rate "ComboPlus" statement savings, an increase in the money market rates, and the 2 year certificate of deposit promotion during the first six months of the year. Interest expense on deposits increased $440,000 when comparing the nine month periods year to year. The Bank's overall cost of funds for the nine months ended September 30, 1997 increased to 4.35% from 4.21%.

Net interest income increased $1.3 million or 5.5% to $25.4 million despite a decline in the interest rate spread and net interest margin when comparing the nine months ended September 30, 1997 to the nine months ended September 30, 1996. This is primarily due to increased levels of earning assets. The flat yield on earning assets, and the 14 basis point increase in the cost of funds resulted in a decline in the net interest margin and interest rate spread to 3.29% and 2.88%, respectively, for the first nine months of 1997 compared to 3.42% and 3.02% for the comparable prior year period.

                              MEDFORD SAVINGS BANK

                              INTEREST RATE SPREAD

                                                                      Three Months Ended
                                                                         September 30,

                                                                  1997                  1996
                                                                  ----                  ----

Weighted average yield earned on:

         Short-term investments                                  5.21%                 5.12%
         Investment securities                                   6.32                  6.25
         Loans                                                   8.06                  7.93
                                                                 ----                  ----

                     All earning assets                          7.27%                 7.21%
                                                                 -----                 -----


Weighted average rate paid on:

         Deposits                                                4.10%                 3.99%
         Borrowed funds                                          5.88                  5.80
                                                                 ----                  ----

                     All interest-bearing liabilities            4.41%                 4.20%
                                                                 -----                 -----

Weighted average rate spread                                     2.86%                 3.01%
                                                                 -----                 -----

Net interest margin                                              3.29%                 3.42%
                                                                 =====                 =====

                                                                       Nine Months Ended
                                                                          September 30,

                                                                  1997                  1996
                                                                  ----                  ----

Weighted average yield earned on:

         Short-term investments                                  5.21%                 5.24%
         Investment securities                                   6.26                  6.21
         Loans                                                   8.02                  8.01
                                                                 ----                  ----

                     All earning assets                          7.23%                 7.23%
                                                                 -----                 -----


Weighted average rate paid on:

         Deposits                                                4.04%                 4.03%
         Borrowed funds                                          5.85                  5.67
                                                                 ----                  ----

                     All interest-bearing liabilities            4.35%                 4.21%
                                                                 -----                 -----

Weighted average rate spread                                     2.88%                 3.02%
                                                                 -----                 -----

Net interest margin                                              3.29%                 3.42%
                                                                 =====                 =====

PROVISION FOR LOAN LOSSES

The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. The provision is determined by management on the basis of many factors including the quality of specific loans, risk characteristics of the loan portfolio generally, the level of non-performing loans, current economic conditions, trends in delinquency and charge-offs, and collateral values of the underlying security. Management considers the allowance for loan losses to be adequate at September 30, 1997, although there can be no assurance that the allowance is adequate or that additional provisions to the allowance for loan losses will not be necessary.

The Bank did not record a provision for loan losses in the third quarter of 1997, while $45,000 was provided in the third quarter of 1996. The provision for loan losses for the nine months ended September 30, 1997, was $125,000 compared with $195,000 for the comparable prior year period. Net loan charge-offs for the three and nine months ended September 30, 1997 totalled $367,000 and $755,000 as compared to $16,000 and $262,000 for the same periods in 1996.

At September 30, 1997, the allowance for loan losses represented a 235.8% reserve coverage of non-accrual loans and 1.12% of total loans compared to 210.3% and 1.27%, respectively at December 31, 1996.


OTHER INCOME

Other income increased $657,000 to $3.1 million for the nine months ended September 30, 1997 when compared to the nine months ended September 30, 1996. The increase is principally attributable to $512,000 of additional net gains on the sale of securities and $306,000 in net gains on the sale of loans, offset by a decrease of $161,000 in customer service fees and miscellaneous income as customers migrate to deposit products with lower fees such as the "ComboPlus".

               (Remainder of this page intentionally left blank)

OPERATING EXPENSES

Operating expenses were $4.8 million and $14.0 million for the three and nine month periods ended September 30, 1997 compared to $4.6 million and $13.5 million for the same periods in 1996. Included in professional fees and other general and administrative operating expenses for the third quarter of 1997 was $100,000 associated with the formation of Medford Bancorp, as the holding company of the Bank. The most significant increases were in salary and benefit costs, which increased 4.9% and 5.2% respectively, when comparing the three and nine months ended September 30, 1997 and 1996. Other increases within these periods include equipment depreciation resulting from the Bank's investment of $1.7 million in new technology in the third quarter of 1996 and an additional $175,000 in the second quarter of 1997 for a telephone banking center. The increased occupancy and equipment costs are for the most part offset by lower data processing costs as a result of the investment in new technology. The Bank's annualized expense ratio which is the ratio of operating expenses as a percentage of average assets was 1.75% for the nine months ended September 30, 1997 compared to 1.84% for the prior year period. The Bank continues to focus on cost containment with the intent to be a low cost provider of high quality banking products and services.

               (Remainder of this page intentionally left blank)

                         LIQUIDITY AND CAPITAL RESOURCES

          The Bank's principal sources of funds are customer deposits, amortization and payoff of existing loan principal, and sales or maturities of various investment securities. The Bank is a voluntary member of the FHLBB, and as such may take advantage of the FHLBB's borrowing programs to enhance liquidity and leverage its favorable capital position. The Bank also may draw on lines of credit at the FHLBB and a large commercial bank or pledge U.S. Government securities to borrow from certain investment firms and the Mutual Savings Central Fund of Massachusetts. These various sources of liquidity are used to fund withdrawals, new loans, and investments.

      Management continually seeks to optimize deposit growth while controlling the Bank's cost of funds. Sales oriented programs to attract new depositors and the cross-selling of various products to its existing customer base are currently in place. Management reviews, on an ongoing basis, possible new products, with particular attention to products and services which will aid in retaining the Bank's base of lower-costing deposits.

      Maturities and sales of investment securities provide significant liquidity to the Bank. The Bank's policy of purchasing debt instruments maturing in five years or less reduces market risk in the bond portfolio while providing significant cash flow. For the nine months ended September 30, 1997, cash flow from maturities and sales of securities was $97.1 million compared to cash flow from maturities and sales of securities of $96.6 million for the nine months ended September 30, 1996. Principal payments received on mortgage-backed investments during the nine months ended September 30, 1997 and 1996 totalled $5.4 million and $3.6 million, respectively. During periods of high interest rates maturities in the bond portfolio have provided significant liquidity at a lower cost than borrowings.

      Amortization and pay-offs of the loan portfolio contribute significant liquidity to the Bank. Traditionally, the amortization and payoffs have been reinvested into loans. When payoff rates exceed origination rates, excess liquidity from loan payoffs is shifted into the investment portfolio.

      The Bank also uses borrowed funds as a source of liquidity. These borrowings generally contribute toward funding over-all loan growth. At September 30, 1997 the Bank's outstanding borrowings from the FHLBB were $112.4 million, as compared to $87.6 million at September 30, 1996. The Bank also utilizes repurchase agreements as a source of funding when management deems market conditions to be conducive to such activities. The balance in repurchase agreements at September 30, 1997 was $62.8 million, as compared to $35.0 million at September 30, 1996.

      Commitments to originate residential and commercial real estate mortgage loans at September 30, 1997, excluding unadvanced construction funds of $8.0 million, was $20.2 million. Management believes that adequate liquidity is available to fund loan commitments utilizing deposits, loan amortization, maturities of securities, or borrowings.

                         LIQUIDITY AND CAPITAL RESOURCES
                                   (CONTINUED)


      Purchases of securities during the nine months ended September 30, 1997 totalled $147.8 million consisting of debt instruments maturing in less than five years and equities. This compares with purchases of $151.7 million for the nine months ended September 30, 1996.

      Residential and commercial real estate mortgage loan originations for the nine months ended September 30, 1997 totalled $80.5 million, compared with $68.4 million for the nine months ended September 30, 1996. The Bank also purchased residential 1-4 family loans amounting to $1.3 million from a third party during the first nine months of 1997.

      The Bank's capital position (total stockholders' equity) was $99.7 million or 9.02% of total assets at September 30, 1997 compared with $92.5 million or 8.90% of total assets at December 31, 1996. The Bank's capital position exceeds all regulatory requirements.



             (The remainder of this page intentionally left blank.)

                           ASSET-LIABILITY MANAGEMENT

      Through the Bank's Asset-Liability Management Committee ("ALCO"), which is comprised of certain senior and middle management personnel, the Bank monitors the level and general mix of interest rate-sensitive assets and liabilities. The primary objective of the Bank's ALCO program is to manage the assets and liabilities of the Bank to provide for optimum profitability and capital at prudent levels of liquidity and interest rate, credit, and market risk.

      It is ALCO's general policy to closely match the maturity or rate sensitivity of its assets and liabilities. In accordance with this policy, certain strategies have been implemented to improve the match between interest rate sensitive assets and liabilities. These strategies include, but are not limited to: daily monitoring of the Bank's changing cash requirements, with particular concentration on investment in short term securities; originating adjustable and fixed rate mortgage loans for the Bank's own portfolio; managing the cost and structure of deposits; and generally using matched borrowings to fund specific purchases of loan packages and large loan origination. Occasionally, management may choose to deviate from specific matching of maturities of assets and liabilities, if an attractive opportunity to enhance yields becomes available.

      The Bank actively manages its liability portfolio in order to effectively plan and manage growth and maturities of deposits. Management recognizes the need for strict attention to all deposits. Accordingly, plans for growth of all deposit types are reviewed regularly. Programs are in place which are designed to build multiple relationships with customers and to enhance the Bank's ability to retain deposits at controlled rates of interest, and management has adopted a policy of reviewing interest rates on an ongoing basis on all deposit accounts, in order to control deposit growth and interest costs.

      In addition to attracting deposits, the Bank has selectively borrowed funds using advances from the FHLBB and upon occasion, reverse repurchase agreements. These funds have generally been used to purchase loans typically having a matched repricing date.

                               IMPACT OF INFLATION

      The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all assets of a financial institution are monetary in nature. As a result, interest rates have a more significant effect on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

                                  OTHER EVENTS

At a special meeting on September 16, 1997 the shareholders of the Bank approved the establishment of a holding company to be named Medford Bancorp, Inc. The reasons for the proposed establishment of the holding company were discussed in detail in the proxy materials mailed out to all shareholders. More recently, the Bank received all necessary regulatory approvals to consummate the reorganization The transaction is anticipated to be completed in the fourth quarter of 1997.

As is also detailed in the proxy materials pursuant to the reorganization, shares of Bank common stock (together with associated stock purchase rights) would be converted automatically into shares of holding company common stock (together with associated preferred stock purchase rights).

                                   SIGNATURES



      Under to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be on its behalf signed by the undersigned thereunto duly authorized.



                                                   MEDFORD SAVINGS BANK



Date:   November 7, 1997


        /s/ Arthur H. Meehan
        ------------------------------------------------
        Arthur H. Meehan
           Chairman/President/CEO



Date:   November 7, 1997


        /s/ Phillip W. Wong
        -------------------------------------------------
        Phillip W. Wong
        Senior Vice President and Chief Financial Officer